Exhibit 23.3

Consent of Independent Auditor

To the Members of

Panther Creek Power Operating LLC

Nesquehoning, PA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated June 11, 2021, relating to the financial statements of Panther Creek Power Operating LLC, which is contained in Stronghold Digital Mining, Inc.’s Registration Statement No. 333-258188 on Form S-1, as amended, incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding Panther Creek Power Operating LLC’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement No. 333-258188 on Form S-1, as amended, incorporated by reference in this Registration Statement.

/s/ Urish Popeck & Co., LLC
Pittsburgh, PA
October 19, 2021